Exhibit 10.20

EXECUTION VERSION

ROYALTY AGREEMENT

This Royalty Agreement (“Agreement”), dated as of November 30, 2012 (the “Effective Date”), is entered into between SNC Holdings Corp., a Delaware corporation (“Seller”), and VeriTeQ Acquisition Corporation (d/b/a VeriTeQ Corporation), a Florida corporation (“Buyer”) (hereinafter collectively referred to as the “Parties” and individually referred to as a “Party”).

RECITALS

WHEREAS, the Parties having entered into an Asset Purchase Agreement dated the date hereof (the “Asset Purchase Agreement”), pursuant to which Buyer purchased from Seller substantially all of the assets and properties of Seller, including certain Purchased IP (as such term is defined in the Asset Purchase Agreement), as well as a Non-Negotiable Secured Convertible Subordinated Promissory Note (the “Note”) and Security Agreement (the “Security Agreement”), each of the same date;

WHEREAS, pursuant to Section 1.05 of the Asset Purchase Agreement, this Agreement is partial consideration for the purchase and sale of the Purchase Assets (as such term is defined in the Asset Purchase Agreement);

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth in the Asset Purchase Agreement and hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below. If a term used in this Agreement is not defined herein, the term shall have the meaning assigned to it in the Asset Purchase Agreement. In the case of a conflict between this Agreement and the Asset Purchase Agreement with respect to the definition of a term, this Agreement shall govern and such term shall be given the meaning ascribed to it by this Agreement.

Section 1.01     “Acquired Patents” means collectively any (i) patent included within the Purchased IP and owned by Buyer as of the Closing, (ii) patent that issues from a pending patent application included within the Purchased IP and owned by Buyer as of the Closing, or (iii) patent that issues from a divisional, continuation, or reissue (but not continuation-in-part) of a patent or pending patent application included within the Purchased IP and owned by Buyer as of the Closing.

Section 1.02     “Covered Product” shall mean a device or component that is sold within a country that is covered by (and therefore such sale would infringe) at least one valid and subsisting Acquired Patent in such country. For the avoidance of doubt, a device or component shall not be a Covered Product if it is sold in a country where it is not covered by an Acquired Patent, regardless of whether such device or component would otherwise fall within the definition of a Covered Product had it been sold in another country where it is covered by an Acquired Patent.

Section 1.03     “First Commercial Sale” shall mean the first sale of a Covered Product by Buyer for consideration to any third party.

Section 1.04     “Gross Revenue” shall mean the gross revenue recognized by Buyer in accordance with GAAP for the sale of Covered Products to a third party, less discounts, credits or allowances on account of any rejections, refunds or returns of Covered Products; provided, however, (i) that to the extent that such sum includes amounts received in a currency other than U.S. dollars which Buyer does not exchange into U.S. dollars within five (5) business days of receipt, Gross Revenue shall include such amounts in non-U.S. currency converted as provided in Section 3.01 of this Agreement and (ii) to the extent Buyer’s Past Due Revenue (as defined below) exceeds one percent (1%) of Buyer’s Gross Revenue for the sale of Covered Products (calculated on a monthly basis and cumulative basis), such excess shall be included in Gross Revenues in the month such excess occurs. “Past Due Revenue” shall mean any amount invoiced by Buyer for the sale of Covered Products that remains past due for more than ninety (90) days and calculated on a monthly and cumulative basis. Once Past Due Revenue is included within Gross Revenue, it shall no longer be considered Past Due Revenue. The calculation of whether Buyer’s Past Due Revenue exceeds one percent (1%) of Buyer’s Gross Revenue shall be conducted on a monthly and cumulative basis and any excess resulting therefrom shall be added to the Gross Revenue for the month in which such calculation occurs.

Section 1.05     “Minimum Royalties” shall have the meaning ascribed to it in Section 2.01(b) of this Agreement.

Section 1.06     “Royalties” shall have the meaning ascribed to it in Section 2.01(b) of this Agreement.

Section 1.07     “Term” shall have the meaning ascribed to it in Section 5.01 of this Agreement.

ARTICLE II
ROYALTY

Section 2.01     Royalty.

(a)     Subject to Section 2.02, during the Term hereof, Buyer shall pay to Seller a royalty of twelve percent (12%) of Gross Revenue starting from the date of First Commercial Sale (“Earned Royalties”). For the avoidance of doubt, no additional royalty is due by reason of a Covered Product being covered by more than one Acquired Patent, whether in the same or different jurisdictions. Notwithstanding the foregoing, any Earned Royalty due for the sale of a Covered Product shall be reduced by the amount of any other royalties payable for any Intellectual Property right required for the manufacture, use or sale of such Covered Product if (i) Debtor designed such Covered Product; or (ii) such Covered Product is a modified version of a Debtor design for which such third party royalty would have been due notwithstanding the modification.

(b)     Subject to Section 2.02, during the Term hereof, Buyer shall pay each Minimum Royalty (as set forth below) to the extent it exceeds the Earned Royalties accrued in the twelve (12) months preceding the date on which the Minimum Royalty accrues. “Minimum Royalties” (which, collectively with Earned Royalties shall be referred to herein as “Royalties”) shall be:

Minimum Royalty Amount	Date Accrued
$35,000	June 30, 2014
$70,000	March 31, 2015
$70,000	March 31, 2016
$70,000	March 31, 2017

Section 2.02     Payment of Royalty.

(a)     Except as provided in Section 2.02(c), during the Term, Buyer shall pay the Earned Royalties due under Section 2.01(a) for Gross Revenue accrued each calendar quarter within thirty (30) days after the end of each such calendar quarter beginning with the first calendar quarter following the First Commercial Sale.

(b)     Except as provided in Section 2.02(c), during the Term, Buyer shall pay the Minimum Royalties due under Section 2.01(b), if any, within thirty (30) days after the end of the calendar quarter in which they accrue.

(c)     Any sum required under the laws of any governmental authority to be withheld by Buyer from payment for the account of Seller under shall be promptly paid for and on behalf of Seller to the appropriate tax or other governmental authorities and Buyer shall furnish Seller with copies of official tax receipts or other appropriate evidence issued by the appropriate tax or other governmental authorities to enable Seller to support a claim for tax or other credit or refund in respect of any sum so withheld.

(d)     All payments by Buyer to Seller due in a calendar quarter under this Agreement shall be made in U.S. dollars. All payments by Buyer to Seller under this Agreement shall be made by wire transfer of same day funds to Seller’s bank account.

(e)     Payment to Seller shall be made by wire transfer as follows or as Seller may hereafter instruct by written notice to Buyer:

RBC Bank (USA)

804 Green Valley Rd.

Greensboro, NC 27408

ABA #053100850

For the account of: Nexsen Pruet, PLLC

Special Trust Account

701 Green Valley Rd., Ste. 100

Greensboro, NC 27408

Account #0411748718

SNC Wire Info: Please note that 1) SNC must be referenced in wire info as well as 2) wire info should include the additional note that a contact person at RBC Bank in Greensboro, NC is Connie Jernigan who can be reached at 336-433-6816 for any additional info.

Section 2.03     Late Payments. All payments due Seller under Section 2.01 which are received later than the due date specified therein, shall be subject to an additional payment of one percent (1.0%) compounded monthly, of the amount due per month or portion thereof as late payment penalty for payments received later than the due date.

ARTICLE III
RepORTING AND RECORD KEEPING

Section 3.01     Quarterly Reports. Commencing upon the first calendar quarter following the First Commercial Sale, within thirty (30) days after the end of each calendar quarter, whether or not a royalty payment is due for that period, Buyer shall, for the Term of this Agreement, provide Seller with a written statement with respect to such period on a country-by-country basis, specifying the Gross Revenue of Covered Product during the period, and the amount of royalty due Seller, if any. The written statement for the first calendar quarter following the First Commercial Sale shall include any Gross Revenue for the period of the previous calendar quarter following the First Commercial Sale. The exchange rate for foreign currency where Buyer, itself, has not exchanged such foreign currency after receipt shall be the average of the exchange rates listed in the Wall Street Journal on the fifteenth and last day of each month of each calendar quarter. Within thirty (30) days following the end of each calendar quarter during the Term, Buyer shall provide Seller with an update on Buyer’s business, including a reasonably detailed summary of current and planned material business activities and initiatives, if any, as it relates to the Covered Products and planned Covered Products.

Section 3.02     Records. Buyer shall keep complete and accurate records pertaining to the sale of Covered Products appropriate to determine royalties payable under Article II of this Agreement for the preceding three (3) years.

Section 3.03     Auditing. At the request and expense of Seller, no more than once every twelve (12) months, an independent certified public accountant, selected by Seller and approved by Buyer, shall have access, at Buyer’s principal place of business during ordinary business hours, to such records maintained by Buyer as may be necessary to: l) determine, with respect to any of the current year or the three (3) preceding years the correctness of any report or payment made under this Agreement, or 2) obtain information as to the royalty payable in the case of Buyer’s failure to report or pay such royalty pursuant to this Agreement. The accountant shall agree in writing to maintain in confidence and not disclose to any third parties any information relating to the business of Buyer, and may share with Seller only information relating solely to the accuracy of the reports and payments under this Agreement. In the event that the dollar amount of Gross Revenue reported by Buyer for any quarter differs by more than 5% from actual as determined by said accountant or consultant, then Buyer shall pay to Seller the actual royalty due plus the cost to Seller for the accountant and/or consultant, as applicable.

Section 3.04     Confidentiality.   All quarterly reports, records, results of audit, including the information contained therein, and other information (whether written or oral) provided by Buyer to Seller hereunder shall be consider Buyer’s “Confidential Information.” Seller shall not, without Buyer's prior written consent, disclose to any third party, any Confidential Information. Seller shall employ the same standard of care in protecting the Confidential Information as it would employ to protect its own confidential information, but shall in no event use less than reasonable care. Seller shall disseminate Confidential Information only to its employees and legal and financial representatives on a “need-to-know” basis. Seller shall cause each of its employees and representatives who has access to Confidential Information to comply with the terms of this Section in the same manner as it is bound by this Section, with Seller remaining responsible for the actions and disclosures of any such employees or representatives.

ARTICLE IV
LIMITATION OF LIABILITY

Section 4.01     IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, OR INDIRECT DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY’S LIABILITY UNDER THIS AGREEMENT EXCEED THE ROYALTIES DUE UNDER ARTICLE II OF THIS AGREEMENT. This Section 4.01 shall not limit the amount of Royalties otherwise due to Seller under this Agreement.

ARTICLE V
TERM

Section 5.01     This Agreement and all obligations of Buyer hereunder will expire upon expiration, lapsing, or termination of the last to expire, lapse, or terminate Acquired Patent (“Term”). This Agreement shall be deemed terminated automatically and without further action of any Party in the case of any foreclosure on the Pledged Collateral (as defined in the Security Agreement) or similar exercise of remedies under the Security Agreement (as defined in the Asset Purchase Agreement). Termination of this Agreement pursuant to this Section 5.01 shall terminate all rights and obligations of the Parties, provided that Buyer shall be given a reasonable amount of time after termination of this Agreement to sell any remaining inventory of Covered Products (provided such inventory amounts are such amounts as could reasonably be expected given the Buyer’s past ordinary course of business and operations) and further provided that nothing herein shall relieve any Party from liability or other obligation arising prior to such termination, including the obligation of Buyer to pay the Royalties that have accrued prior to the expiration or earlier termination of this Agreement and any Royalties accruing after the expiration or earlier termination of this Agreement with respect to Covered Products permitted to be sold under this Section 5.01 as remaining inventory.

ARTICLE VI
MISCELLANEOUS

Section 6.01     Consultancy. In the event Buyer raises the financing contemplated by Section 1(e) of the Note during the Term of this Agreement, then Buyer will negotiate in good faith to promptly enter into a commercially reasonable, consultant agreement with Jonathan Gelles (“Gelles”) pursuant to which Buyer will pay Gelles $7,000 per month during the consulting period, which shall be terminable by either party for convenience upon ninety (90) days prior written notice.

Section 6.02     Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 6.03     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	c/o Nexsen Pruet LLC
701 Green Valley Road
Suite 100
Greensboro, NC 27408
Facsimile: (336) 387-8923
E-mail: cmyatt@nexsenpruet.com
Attention: Christy Myatt

with a copy to:	Greenberg Traurig, LLP 3333 Piedmont Road NE Suite 2500 Atlanta, GA 30305
Facsimile: (678) 553-2453

E-mail: elowew@gtlaw.com
Attention: Wayne Elowe

If to Buyer:	VeriTeQ Acquisition Corporation
Congress Office Park, 220 Congress Park Drive, Suite 200
Delray Beach, FL 33445
Facsimile:
E-mail: ssilverman@veriteqcorp.com
Attention: Scott R. Silverman, Chairman and CEO

with a copy to:	Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Facsimile: (212) 806-6006
E-mail: spokotilow@stroock.com
Attention: Steven B. Pokotilow, Esq.

Section 6.04     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.05     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 6.06     Entire Agreement. This Agreement, the Asset Purchase Agreement together with the exhibits and schedules thereto and the other documents to be delivered thereunder constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between the terms of this Agreement and the Asset Purchase Agreement together with the exhibits and schedules thereto and the other documents to be delivered thereunder, the terms of this Agreement shall control.

Section 6.07     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except that Buyer may assign this Agreement to (a) any of its affiliates or subsidiaries, (b) any acquirer in connection with a sale of all or substantially all of the business, assets, or securities of Buyer relating to the Purchased IP, or (c) any lender or financing source of Buyer as a result of collateral security, foreclosure, or transfer in lieu of foreclosure. Nothing shall prevent Buyer from selling or otherwise disposing of any Purchased IP or Acquired Patent.

Section 6.08     No Third-party Beneficiaries. Except as provided in the Asset Purchase Agreement, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.09     Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.

Section 6.10     Waiver; Remedies. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided in this Article VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 6.11     Representation of Comprehension of Document. In entering into this Agreement, the Parties warrant and represent that: (i) they have read the contents of this Agreement; (ii) the terms of this Agreement have been explained to them by their respective attorneys; (iii) those terms are fully understood and voluntarily accepted by them; (iv) they have relied upon the legal advice of their own choosing; and (v) no Party shall deny the validity of this Agreement on the ground that it/they did not have the advice of its/their counsel.

Section 6.12     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles thereof.

Section 6.13     Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York, borough of Manhattan, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 6.14     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.15     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SNC HOLDINGS CORP.

By:	/s/ J. Gelles
	Name:	J. Gelles
	Title:	President

VERITEQ ACQUISITION CORPORATION (d/b/a/ VERITEQ CORPORATION)

By:	/s/ Scott Silverman
	Name:	Scott Silverman
	Title:	CEO

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